                 ADVANCED LIGHTING TECHNOLOGIES, INC.
 EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In thousands)

                                                         THREE MONTHS ENDED SEPTEMBER 30,
                                                         --------------------------------
                                                               1999            1998
                                                             -------         -------

Consolidated pretax income from continuing operations        $  (564)        $  (845)
Interest expense                                               3,790           2,741
Interest portion of rent expense                                 135             136
                                                             -------         -------

     EARNINGS                                                $ 3,361         $ 2,032
                                                             =======         =======


Interest expense                                             $ 3,790         $ 2,741
Interest capitalized                                              16             209
Interest portion of rent expense                                 135             136
                                                             -------         -------

     FIXED CHARGES                                           $ 3,941         $ 3,086
                                                             =======         =======


RATIO OF EARNINGS TO FIXED CHARGES                               0.9             0.7
                                                             =======         =======



For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, and that portion of rental expense that is representative of interest. In the three months ended September 30, 1999, earnings were inadequate to cover fixed charge requirements by $580. In the three months ended September 30, 1998, earnings were inadequate to cover fixed charge requirements by $1,054.